EXHIBIT 33.2

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MANAGEMENT’S REPORT ON ASSESSMENT OF COMPLIANCE WITH SEC

REGULATION AB SERVICING CRITERIA

Union Bank, N.A. (the “Bank”) provides this assessment of compliance with the following applicable servicing criteria set forth in Item 1122(d) of Regulation AB promulgated by the Securities and Exchange Commission. Management has determined that the servicing criteria are applicable in regards to the servicing platform for the period as follows:

Platform: Certain retail installment contracts for World Omni Financial Corporation (the “Platform”).

Applicable Servicing Criteria: All servicing criteria set forth in Item 1122(d), to the extent required in the related transaction agreements or required by the Item 1122(d) servicing criteria in regards to the activities performed by the Bank, except for the following criteria: 1122(d)(1)(i), (1)(ii), (1)(iii), (1)(iv), (2)(i), (2)(iii), (2)(vi), (2)(vii), (3)(i), (4)(i), (4)(ii), (4)(iii), (4)(iv), (4)(v), (4)(vi), (4)(vii), (4)(viii), (4)(ix), (4)(x), (4)(xi), (4)(xii), (4)(xiii) (4)(xiv), and (4)(xv), which management has determined are not applicable to the activities the Bank performs with respect to the Platform (“Applicable Servicing Criteria”).

Period: Year ended December 31, 2010 and for the period from January 28, 2010 (inception) to December 31, 2010 (the “Period”).

With respect to the Platform and the Period, the Bank provides the following assertion of compliance with respect to the Applicable Servicing Criteria:

1. The Bank is responsible for assessing it’s compliance with the Applicable Servicing Criteria.

2. The Bank has assessed compliance with the Applicable Servicing Criteria, as described above as of and for the Period. In performing this assessment, management used the criteria set forth by the Securities and Exchange Commission in paragraph (d) of Item 1122 of Regulation AB.

3. The Bank was in compliance with the Applicable Servicing Criteria as of and for the Period in all material respects.

Deloitte and Touch LLP, an independent registered public accounting firm, has issued an attestation report with respect to the Bank’s foregoing assessment of compliance as of and for the Period.

Corporate Trust	Tel. 415 273 2498
350 California Street, 11th Floor	Fax 415 273 2492
San Francisco, CA 94104

A member of MUFG, a global financial group

[LOGO] UnionBank

UNION BANK, N.A.

By:	/s/ David A. Anderson
David A. Anderson
Executive Vice President and Controller

By:	/s/ Vicki Elnick
Vicki Elnick
Senior Vice President, Corporate Trust Department

February 7, 2011

Corporate Trust	Tel. 415 273 2498
350 California Street, 11th Floor	Fax 415 273 2492
San Francisco, CA 94104

A member of MUFG, a global financial group